Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to this Registration Statement on Form S-3 of our report dated February 26, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Cleco Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New Orleans, LA
October 30, 2009